July 28, 2004

Mr. Lloyd I. Miller, III
4550 Gordon Drive
Naples, FL 34102-7914

Dear Mr. Miller:

     In furtherance of the business and strategic objectives of Remote Dynamics (the “Company”), the Company has offered to purchase, and you and certain affiliated entities (collectively, the “Seller”) have agreed to sell, an aggregate of 929,948 shares (the “Shares”) of common stock of the Company, par value $0.01 per share (the “Common Stock”). You received such shares (the “Shares”) in exchange for previously existing debt of the Company that was previously issued under the Company’s indenture for the 13.75% Notes due September 15, 2005. The Shares were acquired by the Seller under the Third Amended Plan of Reorganization (the “Plan”) of Minorplanet Systems USA, Inc., Caren (292) Limited, and Minorplanet Systems USA Limited, confirmed by the U.S. Bankruptcy Court for the Northern District of Texas-Dallas Division, effective July 2, 2004. In connection with the Plan, each share of Common Stock was stipulated to be valued at $3.62.

     In connection with the purchase and sale of the Shares under the letter agreement dated as of the date hereof (the “Sale”), the Company and Seller agree as follows:

•	After a review of the facts and circumstances of the acquisition and sale of the Shares by Seller, the Company and Seller agree that the Sale will not have any consequences or result in any recoverable profits for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated under the Act.

     This letter may be executed in any number of counterparts, by facsimile or by original signature, and each such counterpart hereof shall be deemed to be an original instrument. All such counterparts together shall constitute one letter.

Very truly yours,
Agreed to:
/s/ Dennis R. Casey
Dennis R. Casey
/s/ Lloyd I. Miller, II Lloyd I. Miller, III	President and Chief Executive Officer Remote Dynamics Incorporated 1155 Kas Drive, Suite 100
Richardson, TX 75081
Dated as of July 28, 2004